EXHIBIT 99.1

PRIMERICA REPORTS FIRST QUARTER 2011 RESULTS

Net income of $52.5 million; Diluted EPS of $0.68

Net operating income of $48.6 million; Diluted operating EPS of $0.63

Strong Investment and Savings Products performance

Duluth, GA, May 3, 2011 – Primerica, Inc. (NYSE: PRI) announced today financial results for the first quarter ended March 31, 2011. Total revenues were $276.4 million for the first quarter of 2011. Net income was $52.5 million for the first quarter of 2011, or $0.68 per diluted share.

Operating revenues increased by 19% to $267.3 million in the first quarter of 2011, compared with $224.8 million in the first quarter of 2010. Net operating income was $48.6 million, or $0.63 per diluted share, in the first quarter of 2011, compared with $38.2 million in the first quarter of 2010. Results were driven by continued growth in New Term premium, strong Investment and Savings Products performance and disciplined expense management as we adapt to a public company operating environment.

D. Richard Williams, Chairman of the Board and Co-Chief Executive Officer said, “We believe Primerica’s continued operating income growth demonstrates the ability of our multifaceted business to effectively adjust to economic cycles. We are pleased with our operating performance and believe that our successful secondary offering of shares indirectly held by Citigroup underscores the value the market sees in our stock and our ability to attract new investors.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “The close of the first quarter marks our first year as an independent public company. We look forward to announcing exciting new initiatives at our convention in June including product enhancements that will improve the business opportunity and ultimately support recruiting growth. We are optimistic about our business and believe that we are well positioned for the future.”

Distribution Results

•

Recruiting of new representatives decreased by 9% to 52,813 in the first quarter of 2011, compared with the same period a year ago reflecting the challenging economic environment and the absence of an incentive trip contest in the first half of 2011 due to the upcoming convention. The size of our life-licensed insurance sales force decreased from both March 31 and December 31, 2010 to approximately 92,200 at March 31, 2011. New life licenses were down sequentially due to the fourth quarter seasonal decline in recruits as well as the decline in first quarter recruiting.

•

Term Life net premium grew by 36% to $104.8 million in the first quarter of 2011, compared with the first quarter of 2010 as we added another quarter of issued life business following the Citi reinsurance transactions. Life insurance policies issued decreased by 2% to 51,281 in the first quarter of 2011 from the first quarter of 2010, less than the size of the sales force decline of 5% during the same period. Compared to the fourth quarter of 2010, life insurance policies issued decreased 9% in first quarter 2011 largely reflecting fewer applications submitted during the typically slower holiday season. Total face amount in force increased by $1.73 billion to $658.52 billion at March 31, 2011 over December 31, 2010 due to the effect of the stronger Canadian dollar and improved persistency partially offset by a decrease in life insurance policies issued.

•

Investment and Savings Products sales continued to grow, up 14% to $1.11 billion in the first quarter of 2011 from the year ago quarter primarily driven by a 29% increase in variable annuity sales. Growth in variable annuity sales continued to outpace the industry in first quarter 2011, reflecting our clients’ desire to mitigate financial risk with guaranteed lifetime income. Investment and Savings Products sales increased 23%, or $210.7 million, in the first quarter of 2011 compared to the fourth quarter of 2010 reflecting improved market conditions and strong retirement savings sales typical of historical first quarter trends. Improved market conditions drove an increase in client asset values which grew 11% to $36.19 billion at March 31, 2011 from a year ago.

Operating Adjustments

Our operating results exclude realized investment gains and losses and the expense associated with our IPO-related equity awards. For the first quarter of 2011, our operating results also exclude $8.7 million of pre-tax income related to the remaining ceded premium recoveries discussed in our fourth quarter 2010 earnings release. We excluded these recoveries from our operating results because we believe they are not indicative of our ongoing operations.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments are shown below. As the IPO-related Citi reinsurance and reorganization transactions were not executed until April 1, 2010, the first quarter of 2010 actual results do not reflect these transactions.

	Actual			Operating (1)
	Q1 2011	Q1 2010	% Change	Q1 2011	Q1 2010	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$136,962	$447,178	-69%	$128,233	$102,511	25%
Investment and Savings Products	100,846	86,693	16%	100,846	86,693	16%
Corporate and Other Distributed Products	38,544	73,071	-47%	38,217	35,618	7%

Total revenues	$276,352	$606,942	-54%	$267,296	$224,822	19%

Income (loss) before income taxes:
Term Life Insurance	$57,648	$160,367	-64%	$48,919	$40,233	22%
Investment and Savings Products	31,039	25,447	22%	31,039	25,447	22%
Corporate and Other Distributed Products	(7,542)	34,588	-122%	(4,749)	(6,990)	32%

Total income before income taxes	$81,145	$220,402	-63%	$75,209	$58,690	28%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconcilations at the end of this release for additional information.

Term Life Insurance. Operating revenues grew by 25%, or $25.7 million, in the first quarter of 2011, compared with the same period a year ago, primarily reflecting incremental New Term premiums following the Citi reinsurance transactions. Operating income before income taxes increased by 22%, or $8.7 million, over the prior-year period primarily driven by growth in New Term premium, the release of management incentive compensation accruals to reflect amounts paid in 2011 for the 2010 fiscal year and a $2.2 million one-time DAC adjustment largely related to Legacy Term. Term Life experienced slightly adverse mortality while persistency continued to improve, resulting in higher benefits and claims offset by lower DAC amortization.

Compared to the fourth quarter of 2010, operating income increased by 26%, or $10.1 million, reflecting the growth from New Term premium and accounting corrections that impacted the fourth quarter of 2010 earnings as discussed in last quarter’s earnings release. New Term operating income before income taxes turned positive in the quarter reflecting growth in the New Term business, improving persistency and the release of management incentive compensation accruals noted above.

Investment and Savings Products. Operating revenues and income before income taxes in the first quarter of 2011 were both driven by higher sales and increased client asset values. Operating revenues increased by 16%, or $14.2 million, and operating income before income taxes increased by 22%, or $5.6 million, compared with the first quarter of 2010. Growth in operating income before income taxes outpaced the growth in operating revenues primarily due to the release of management incentive compensation accruals.

Operating income before income taxes decreased by 11%, or $3.7 million, in the first quarter of 2011, compared with the prior quarter primarily due to fourth quarter 2010 activity including accounting corrections and the variable annuity sales incentive that was earned. Excluding these items, operating income increased by 8%, or $2.2 million, compared to the fourth quarter of 2010 reflecting a 20% increase in revenue generating sales and a 6% increase in average client asset values in the first quarter of 2011.

Corporate and Other Distributed Products. Operating revenues increased by 7%, or $2.6 million, in the first quarter of 2011 from the first quarter of 2010 and operating losses before income taxes were $4.8 million in the first quarter of 2011 and $7.0 million in the same period of 2010, largely reflecting higher allocated investment income. On an operating basis, consolidated net investment income increased by $0.8 million in the first quarter of 2011, compared with the first quarter of 2010 reflecting $1.6 million received from certain called fixed-income securities partially offset by lower yields. In the first quarter of 2011, Corporate and Other Distributed Products was allocated 46% of invested assets versus 42% in the prior year period, with the remainder allocated to Term Life. Expenses were flat year-over-year as prior year IPO-related costs were replaced by ongoing operating expenses.

Taxes

Our effective income tax rate for the first quarter of 2011 was 35.3%, compared to 35.0% for the same quarter a year ago.

Capital and Liquidity

Primerica continues to be well capitalized, with a high-quality invested asset portfolio and positive cash flow for the quarter. Investments and cash totaled $2.33 billion as of March 31, 2011. Our invested asset portfolio had a net unrealized gain of $156.1 million (net of unrealized losses of $5.7 million) at March 31, 2011, down slightly from a net unrealized gain of $157.4 million at December 31, 2010. Net realized gains for the quarter were $0.3 million, which included $0.3 million of other-than-temporary impairments.

As of March 31, 2011, our debt-to-capital ratio remained low at 16.8%. Net operating income return on adjusted stockholders’ equity (ROAE) was 14.2% for the quarter ended March 31, 2011, up slightly on a sequential basis. ROAE was enhanced by the following non-recurring items: the one-time DAC adjustment in Legacy Term, the investment income earned on certain called fixed-income securities and the release of management incentive compensation accruals. Net income return on stockholders’ equity was 14.4% for the first quarter of 2011.

Primerica Life Insurance Company, our primary underwriter, had statutory capital in excess of the applicable statutory requirements to support existing operations and to fund future growth. With a statutory risk-based capital (RBC) ratio estimated to be in excess of 600% as of March 31, 2011, we continue to be well positioned to support anticipated future growth.

Citi Reinsurance and Reorganization Transactions

In connection with Primerica’s April 1, 2010 initial public offering, the Company executed a series of reinsurance and reorganization transactions. These transactions had a significant impact on our financial position and will cause our financial results in the current and future periods to be materially different from those reflected in our historical financial statements. Accordingly, management believes that our operating results, which reflect the effect of these transactions, represent meaningful comparisons between 2011 and 2010.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity. Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented and in first quarter 2011, also exclude income related to ceded premium recoveries which previously had not been recognized due to the uncertain nature of their recovery. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented. Adjusted stockholders’ equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented. Operating results for the first quarter of 2010 also give effect to the reinsurance and reorganization transactions as if they had occurred on January 1, 2010. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, May 4, 2011 at 10:00 am EDT, to discuss first quarter results. This release and a detailed financial supplement will be posted on Primerica’s website. Investors are encouraged to review these materials. To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to attract new recruits, retain sales representatives or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; conflicts of interests due to Citi’s and Warburg Pincus’ significant interests in us; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the “Investor Relations” section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is the largest financial services marketing organization in North America. Our mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence. The company and its representatives offer clients term life insurance, investment and savings products, and other financial products. Primerica insures 4.3 million lives and more than 2 million clients maintain investment accounts with the company.

Investor Contact:

Kathryn Kieser

770-564-7757

Email: investorrelations@primerica.com

Media Contact:

Mark L. Supic

770-564-6329

Email: mark.supic@primerica.com

PRIMERICA, INC.

Condensed Balance Sheets

(In thousands)

	March 31, 2011	December 31,
	(Unaudited)	2010
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$2,119,658	$2,081,361
Equity securities available for sale, at fair value	23,252	23,213
Trading securities, at fair value	46,176	22,767
Policy loans and other invested assets	25,735	26,243

Total investments	2,214,821	2,153,584
Cash and cash equivalents	115,277	126,038
Accrued investment income	25,104	22,328
Premiums and other receivables	171,925	168,026
Due from reinsurers	3,770,966	3,731,634
Deferred policy acquisition costs	908,600	853,211
Intangible assets	74,479	75,357
Other assets	310,572	307,342
Separate account assets	2,582,881	2,446,786

Total assets	$10,174,625	$9,884,306

Liabilities and Stockholders’ Equity
Liabilities:
Future policy benefits	$4,470,185	$4,409,183
Unearned premiums	9,493	5,563
Policy claims and other benefits payable	241,193	229,895
Other policyholders’ funds	353,800	357,253
Note payable	300,000	300,000
Income taxes	142,780	136,226
Other liabilities	397,562	386,182
Payable under securities lending	186,089	181,726
Separate account liabilities	2,582,881	2,446,786

Total liabilities	8,683,983	8,452,814

Stockholders’ equity:
Common stock	732	728
Paid-in capital	889,654	883,168
Retained earnings	446,767	395,057
Accumulated other comprehensive income, net of income tax	153,489	152,539

Total stockholders’ equity	1,490,642	1,431,492

Total liabilities and stockholders’ equity	$10,174,625	$9,884,306

PRIMERICA, INC.

Condensed Statements of Income

(Unaudited – in thousands, except per-share amounts)

	Three months ended March 31,
	2011	2010 (1)
Revenues:
Direct premiums	$552,069	$537,845
Ceded premiums	(422,238)	(148,119)

Net premiums	129,831	389,726

Commissions and fees	106,116	91,690
Net investment income	28,626	82,576
Realized investment gains, including OTTI	327	31,057
Other, net	11,452	11,893

Total revenues	276,352	606,942

Benefits and expenses:
Benefits and claims	57,635	170,735
Amortization of deferred policy acquisition costs	25,556	91,756
Insurance commissions	5,000	6,371
Insurance expenses	9,552	37,529
Sales commissions	50,356	43,881
Interest expense	6,997	—
Other operating expenses	40,111	36,268

Total benefits and expenses	195,207	386,540

Income before income taxes	81,145	220,402

Income taxes	28,678	77,116

Net income	$52,467	$143,286

Earnings per share:
Basic	$0.69

Diluted	$0.68

Shares used in computing earnings per share:
Basic	72,671

Diluted	73,826

(1)	Does not give effect to the Citi reinsurance and reorganization transactions.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands, except per-share amounts)

	Three months ended March 31, 2011
	Operating (Non-GAAP)	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$552,069	$—	$552,069
Ceded premiums	(430,967)	8,729	(422,238)

Net premiums	121,102	8,729	129,831

Commissions and fees	106,116	—	106,116
Net investment income	28,626	—	28,626
Realized investment gains, including OTTI	—	327	327
Other, net	11,452	—	11,452

Total revenues	267,296	9,056	276,352

Benefits and expenses:
Benefits and claims	57,635	—	57,635
Amortization of DAC	25,556	—	25,556
Insurance commissions	5,000	—	5,000
Insurance expenses	9,552	—	9,552
Sales commissions	50,356	—	50,356
Interest expense	6,997	—	6,997
Other operating expenses	36,991	3,120	40,111

Total benefits and expenses	192,087	3,120	195,207

Income before income taxes	75,209	5,936	81,145

Income taxes	26,580		28,678

Net income	$48,629		$52,467

Earnings per share - diluted	$0.63		$0.68

Diluted shares	73,826		73,826

See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations for additional information.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended March 31, 2010
	Operating (Non-GAAP)	Adjustments for the Citi Reinsurance Transactions	Adjustments for the Reorganization	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$537,845	$—	$—	$—	$537,845
Ceded premiums	(444,447)	296,328	—	—	(148,119)

Net premiums	93,398	296,328	—	—	389,726

Commissions and fees	91,690	—	—	—	91,690
Net investment income	27,841	47,566	7,169	—	82,576
Realized investment gains, including OTTI	—	—	—	31,057	31,057
Other, net	11,893	—	—	—	11,893

Total revenues	224,822	343,894	7,169	31,057	606,942

Benefits and expenses:
Benefits and claims	42,531	128,204	—	—	170,735
Amortization of DAC	20,367	71,389	—	—	91,756
Insurance commissions	4,702	1,669	—	—	6,371
Insurance expenses	11,446	26,083	—	—	37,529
Sales commissions	43,881	—	—	—	43,881
Interest expense	6,937	(2,812)	(4,125)	—	—
Other operating expenses	36,268	—	(3,076)	3,076	36,268

Total benefits and expenses	166,132	224,533	(7,201)	3,076	386,540

Income before income taxes	58,690	119,361	14,370	27,981	220,402

Income taxes	20,535				77,116

Net income	$38,155				$143,286

See the Citi Reinsurance and Reorganization Transactions section, the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations for additional information.

Term Life Insurance Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended March 31,
	2011	2010
Operating revenues	$128,233	$102,511
Reinsurance recoveries adjustment	8,729	—
Citi reinsurance transaction adjustments	—	343,894
Reorganization adjustments	—	773

Total revenues	$136,962	$447,178

Operating income before income taxes	$48,919	$40,233
Reinsurance recoveries adjustment	8,729	—
Citi reinsurance transaction adjustments	—	119,361
Reorganization adjustments	—	773

Income before income taxes	$57,648	$160,367

Corporate and Other Distributed Products Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2011	2010
Operating revenues	$38,217	$35,618
Realized investment gains, including OTTI	327	31,057
Reorganization adjustments	—	6,396

Total revenues	$38,544	$73,071

Operating loss before income taxes	$(4,749)	$(6,990)
Realized investment gains, including OTTI	327	31,057
Other operating expense - equity awards	(3,120)	(3,076)
Reorganization adjustments	—	13,597

(Loss) income before income taxes	$(7,542)	$34,588

PRIMERICA, INC.

Adjusted Stockholders’ Equity Reconciliation

(Unaudited – in thousands)

March 31,
2011
Adjusted stockholders’ equity	$1,396,374
Unrealized net investment gains recorded in stockholders’ equity	94,268

Stockholders’ equity	$1,490,642